	Home Equity Loan Backed GMACM Series 2001-HE3
		Payment Date	12/26/2003

Servicing Certificate	Group 1A	Group 1B
Beginning Pool Balance	91,984,465.94	88,440,259.67
Beginning PFA	0.00	0.00
Ending Pool Balance	89,704,408.39	85,333,407.65
Ending PFA Balance	-	-
Principal Collections	3,694,378.23	4,687,769.31
Principal Draws	1,427,552.66	1,580,917.29
Net Principal Collections	2,266,825.57	3,106,852.02
Active Loan Count	4,141	1,834

Interest Collections	353,644.27	328,156.42

Net Weighted Average Coupon Rate	7.33000%	7.07300%
Substitution Adjustment Amount	0.00	0.00

	Beginning	Ending				Interest	Security
Term Notes	Balance	Balance	Factor	Principal	Interest	Shortfalls	%	Coupon
Class I - A - 1	90,740,438.42	88,467,298.33	0.6866660	2,273,140.09	108,513.59	0.00	34.26%	1.389%
Class I - A - 2	87,469,752.84	84,362,900.82	0.6519544	3,106,852.02	105,355.50	0.00	32.67%	1.399%
Class I-A-1 - VF - 1	277,751.50	270,834.05	-	6,917.45	332.15	0.00	0.10%	1.389%
Certificates	-	-	-	-	436,546.45	-	-	-

Loan Group 1A
Beginning Overcollateralization Amount	966,276.02		Credit Enhancement Draw Amount	0.00
Overcollateralization Amount Increase (Decrease)	(0.00)		Unreimbursed Prior Draws	0.00
Outstanding Overcollateralization Amount	966,276.02
Required Overcollateralization Amount	966,276.02

Loan Group 1B
Beginning Overcollateralization Amount	970,506.83		Credit Enhancement Draw Amount	0.00
Overcollateralization Amount Increase (Decrease)	0.00		Unreimbursed Prior Draws	0.00
Outstanding Overcollateralization Amount	970,506.83
Required Overcollateralization Amount	970,506.83

Loan Group 1A
Group	Balance	of Loans	of Balance
Delinquent Loans (30 Days)*	794,573.11	34	0.89%
Delinquent Loans (60 Days)*	129,316.36	6	0.07%
Delinquent Loans (90 Days)*	114,979.16	9	0.07%
Delinquent Loans (120 Days)*	128,316.81	3	0.07%
Delinquent Loans (150 Days)*	154,623.18	3	0.09%
Delinquent Loans (180 Days)*	401,709.56	10	0.23%
REO	-	0	0.00%
FC	198,124.67	4	0.11%
BK	557,311.67	0	0.32%

Loan Group 1B
Group	Balance	of Loans	of Balance
Delinquent Loans (30 Days)*	343,463.18	7	0.40%
Delinquent Loans (60 Days)*	-	0	0.00%
Delinquent Loans (90 Days)*	66,160.88	2	0.04%
Delinquent Loans (120 Days)*	54,801.08	3	0.03%
Delinquent Loans (150 Days)*	168,657.21	2	0.10%
Delinquent Loans (180 Days)*	331,613.62	5	0.19%
REO	-	0	0.00%
FC	238,025.35	3	0.14%
BK	232,204.81	5	0.13%

*Delinquency Figures Include Foreclosures, REO and Bankruptcy.

Liquidation Loss Amounts	Loan Group 1A	Loan Group 1B

Beginning Loss Amount	137,622.49	387,249.03
Current Month Loss Amount	13,231.98	0.00
Current Month Recoveries	220.00	1,934.92
Net Ending Loss Amount	150,634.47	385,314.11

Groups	Capitalized Interest Account LG1A		Capitalized Interest Account LG1B
Beginning Balance	0.00		0.00
Withdraw relating to Collection Period	0.00		0.00
Interest Earned (Zero, Paid to Funding Account)	0.00		0.00
Total Ending Capitalized Interest Account Balance as of Payment Date	0.00		0.00
Interest earned for Collection Period	0.00		0.00
Interest withdrawn related to prior Collection Period	0.00		0.00

Prefunding Account	Loan Group 1A	Loan Group 1B
Beginning Balance	0.00	0.00
Additional Purchases During Revoliving Period	0.00	0.00
Excess Of Draws over Principal Collections	0.00	0.00
Remaining balance sent to Funding account	0.00	0.00
Total Ending Balance as Of Payment Date	0.00	0.00
Interest earned for Collection Period	0.00	0.00
Interest Withdrawn related to prior Collection Period	0.00	0.00

Funding Account	Loan Group 1A	Loan Group 1B
Beginning Funding Account Balance	0.00	0.00
Deposit to Funding Account	0.00	0.00
Add Variable Funding Note	0.00	0.00
Ending Funding Account Balance as of Payment Date	0.00	-
Interest earned for Collection Period	0.00	0.00
Interest withdrawn related to prior Collection Period	0.00	0.00

Current Month Repurchases Units	0	0
Current Month Repurchases ($)	-	-